Exhibit 10.2

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (the “Amendment”) shall be effective on the 2nd day of June, 2006, and is entered into, by and among U.S. Home Systems, Inc. (“USHS”), a Delaware corporation, and U.S. Remodelers, Inc. (“U.S. Remodelers”), a Delaware corporation and a subsidiary of USHS (collectively, USHS and US Remodelers shall be referred to as the “Company”), and Murray H. Gross, (the “Executive”).

RECITALS

WHEREAS, Executive is employed as President and Chief Executive Officer of USHS and as an executive officer of U.S. Remodelers and serves as a director of USHS and U.S. Remodelers;

WHEREAS, effective January 1, 2004 the Company and Executive entered into an employment agreement (the “Employment Agreement”); and

WHEREAS, the Company and Executive desire to extend the initial term of the Employment Agreement and to provide other amendments to the Employment Agreement as set forth herein;

NOW, THEREFORE, the Company and Executive hereby agree to amend the Employment Agreement as follows:

A. The Initial Term of the Employment Agreement is hereby extended through December 31, 2009 and Section 2 of the Employment Agreement is hereby amended to read as follows:

2. Term. The term of this Agreement shall commence on the Effective Date and shall continue in effect through December 31, 2009 (the “Initial Term”), provided that if neither party has given written notice (the “Non Renewal Notice”) on or before November 30, 2009 (or November 30 of any succeeding year during any Renewal Term), the term of this Agreement shall renew for an additional one year term (a “Renewal Term”).

B. For a period of 10 years from the date of this Amendment, the Company will provide the Executive with long term care insurance coverage, provided that the annual premium to be paid by the Company for this insurance coverage shall not exceed $25,000. Section 3 (d) of the Employment Agreement is hereby amended by adding the following provision to such section:

(d) Health and Disability Insurance.

(iv) Long Term Care. The Company shall provide the Executive with long term care insurance coverage, provided that the annual premium to be paid by the Company shall not exceed $25,000. The Company shall be obligated to provide Executive with the long term care insurance coverage until June 2, 2016.

C. Section 6 (h) of the Employment Agreement is hereby amended to read as follows:

(h) Expiration of Agreement. If either party gives notice that it does not wish to renew this Agreement during the Initial Term (or any Renewal Term thereafter), Executive’s employment under this Agreement shall end on December 31, 2009 (or December 31 of any succeeding Renewal Term), unless the Agreement is terminated earlier in accordance with another provision of Section 6.

D. All other terms, conditions and provisions of the Employment Agreement, except as amended herein, shall remain in full force and effect.

U.S. Home Systems, Inc.

/s/ Don A Buchholz
By:	Don A. Buchholz, member of the Board of Directors and Chairman of the Compensation Committee

U.S. Remodelers, Inc.

/s/ Peter T. Bulger
By:	Peter T. Bulger, President

Executive

/s/ Murray H. Gross
Murray H. Gross